American High-Income Municipal Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$88,427
Class B	$2,408
Class C	$4,624
Class F	$7,586
Total	$103,045
Class R-5	$1,296
Total	$104,341

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.7108
Class B	$.6044
Class C	$.5968
Class F	$.7034
Class R-5	$.7432

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	130,247
Class B	3,776
Class C	8,426
Class F	11,816
Total	154,265
Class R-5	1,998
Total	156,263

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.21
Class B	$14.21
Class C	$14.21
Class F	$14.21
Class R-5	$14.21